Exhibit 99.1

Bank of South Carolina Corporation Announces Fourth Quarter and Annual Earnings

CHARLESTON, S.C., Jan. 12, 2017 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,312,880 or $0.27 and $0.26 basic and diluted per share, respectively, for the quarter ended December 31, 2016 – an increase of 7.00% from earnings for the quarter ended December 31, 2015 of $1,226,972 or $0.25 and $0.24 basic and diluted per share, respectively. Returns on average assets and average equity for the twelve months ended December 31, 2016 were 1.28% and 12.65%, respectively, compared with 2015 returns on average assets and average equity of 1.29% and 12.64%, respectively. Earnings for the twelve months ended December 31, 2016 increased $362,776 or 7.43% to $5,247,063 compared to $4,884,287 for the twelve months ended December 31, 2015.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "I am extremely pleased and proud of the Company's year. 2016 profits of over $5,000,000 and earnings per share in excess of $1.00 represent record milestones for our institution. As we celebrate the 30th anniversary of the bank's opening, we are reminded of the fundamental values and principles we are founded upon – namely service, responsiveness, and attention to detail."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings
	December 31,	December 31,
	2016	2015
Shares Outstanding
BKSC Common Stock	4,956,139	4,916,600

Book Value Per Share	$ 8.19	$ 7.96

Total Assets	$ 413,949,636	$ 399,177,260

3 Months Ending
Net Income	$ 1,312,880	$ 1,226,972

Basic Earnings Per Share	$ 0.27	$ 0.25

Diluted Earnings Per Share	$ 0.26	$ 0.24

Weighted Average Shares
Outstanding Basic	4,951,350	4,916,527

Weighted Average Shares
Outstanding Diluted	5,059,467	5,063,003

12 Months Ending
Net Income	$ 5,247,063	$ 4,884,287

Basic Earnings Per Share	$ 1.06	$ 0.99

Diluted Earnings Per Share	$ 1.04	$ 0.96

Weighted Average Shares
Outstanding Basic	4,935,349	4,912,499

Weighted Average Shares
Outstanding Diluted	5,054,114	5,067,085

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500